ISSUE AND SUBSCRIPTION AGREEMENT

This issue and subscription agreement, made as of this 4th day of April 2003 by and between:

1. Fiat S.p.A., a company incorporated under the laws of Italy, with corporate seat at Turin and registered office at Via Nizza 250, 10125 Turin and Sicind S.p.A., a company incorporated under the laws of Italy, with corporate seat at Turin and registered office at Corso Ferrucci 112 A, 10100 Turin, together hereinafter called the "Subscriber"; and

2. CNH Global N.V., a company limited by shares, incorporated under the laws of the Netherlands, with corporate seat at Amsterdam and registered office at World Trade Centre Amsterdam Airport, Schiphol Boulevard 217, 1118 BH Amsterdam, hereinafter called the "Company";

                                   WITNESSETH:

WHEREAS:

- with a resolution passed on March 31, 2003 and attached hereto as Annex A (the "Resolution"), the Board of Directors of the Company has authorised the issuance in a private placement (the "Private Placement") to the Subscriber of 8,000,000 of the Company's convertible Series A preference shares of par value Euro 2.25 per share at the issue price and with a liquidation preference of U.S. $ 250.00 per share (the "Series A Preference Shares") in consideration of the retirement of U.S. $2,000,000,000 principal amount of short term and long term debt owed by the Company to the Subscriber, the amounts, maturities and interest rates of which have been negotiated and agreed as an arm's length transaction by the Company's management with the Subscriber (the "Debt");

- the Board of Directors of the Company has determined the terms and conditions of the issuance of the Series A Preference Shares as set forth in the Resolution (the "Terms and Conditions");

- the Board of Directors of the Company has received from Standard & Poor's Corporate Value Consulting an opinion dated March 31, 2003 that the exchange of Debt for the Series A Preference Shares at the Terms and Conditions determined by the Board of Directors of the Company (the "Transaction") is fair, from a financial point of view, to the Company as a related party transaction, in form and substance satisfactory to the Board of Directors of the Company;

- in respect of the issuance of the Series A Preference Shares, the Board of Directors of the Company has prepared a Description of Contribution, as set forth in the Annex B attached hereto.


DO HEREBY AGREE AS FOLLOWS:

ISSUE AND SUBSCRIPTION

Article 1.

1.1 Subject to the Terms and Conditions and effective as of April 8, 2003 (the "Effective Date"), the Company hereby issues and the Subscriber hereby subscribes to a second tranch of the Series A Preference Shares, being 3,200,000 (three million two hundred thousand) of the Company's Series A preference shares of a par value of Euro 2.25 per share at the issue price and with a liquidation preference per share of U.S. $ 250.00, allocated to and subscribed to by each such Subscriber in the manner set forth in Annex B hereto.

1.2 The Company undertakes to register the Series A Preference Shares hereby issued in the Company's register of shareholders.


CONTRIBUTION

Article 2.

2.1 The Subscriber hereby contributes and assigns, effective as of the Effective Date, to the Company receivables owed by the Company to the Subscriber in the aggregate amount of U.S. $ 800,000,000, of which U.S. $ 592,000,000 as specified in Annex B attached hereto is assigned and contributed by Fiat S.p.A., and U.S. $ 208,000.000 as specified in Annex B attached hereto is assigned and contributed by Sicind S.p.A. (collectively the "Receivables").

2.2 The Company hereby, effective as of the Effective Date, accepts the Receivables in full satisfaction of Subscriber's obligation to pay up the Series A Preference Shares, which shares upon issuance in exchange for the Receivables are fully paid and non-assessable.

2.3 The amount by which the amount of the Receivables exceeds the par value of the Series A Preference Shares hereby issued shall be carried to the Company's share premium reserve attributable to Series A preference shares.

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

2.4 The parties undertake to co-operate in the completion of any formalities under applicable law required to perfect the contribution and assignment to the Company of the Receivables.

2.5 For the avoidance of doubt it is hereby explicitly agreed that the Receivables will be extinguished by their contribution and assignment to the Company and, to the extent required, the Company's obligation to repay the Receivables is set off against the Subscriber's obligation to pay up the Series A Preference Shares hereby issued.

GOVERNING LAW

Article 3.

3.1 This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

3.2 Any disputes arising out or in connection with this agreement shall be submitted to the exclusive jurisdiction of the competent courts in Amsterdam.


TRANSFERABILITY

Article 4.

4.1 The parties agree that, subject to applicable securities laws, the Series A Preference Shares may be transferred by any Subscriber to third parties at any time, and the Company agrees to execute (and acknowledge, if requested) and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to permit the transfer of any or all of the Series A Preference Shares to third parties by any Subscriber.

4.2  Representations of the Company:

     (i) Neither the Company, nor any of its Affiliates (as defined in Rule 501(b) of Regulation D ("Regulation D") under the United States Securities Act of 1933, as amended (the "Securities Act")), nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

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

     (ii) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

     (iii) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

     (iv) The Company is not an "investment company" within the meaning of the U.S. Investment Company Act of 1940 or a "passive foreign investment company" within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

ANNEXES

The attachment Annex A contains the Terms and Conditions of the Series A Preference Shares

The attachment Annex B contains the description of the Receivables to be exchanged for the Series A Preference Shares and the allocation thereof.

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


IN WITNESS WHEREOF, this agreement has been signed and executed on the day first above written.

Fiat S.p.A.                                    Sicind S.p.A.
By:                                            By:

/s/ Giuseppe Morchio                           /s/ Mauro Busi
--------------------------                     ---------------------
Giuseppe Morchio                               Mauro Busi
Chief Executive Officer                        Director


CNH Global N.V.
By:


/s/ Paolo Monferino
--------------------------
Paolo Monferino
President and Chief Executive Officer




                                                                         ANNEX A


                                 CNH GLOBAL N.V.

                      RESOLUTION OF THE BOARD OF DIRECTORS

The undersigned:

COVA, Bruno
DIANA, Alfredo
HILER, Edward A.

HUDSON, Katherine M.
LIPPER, Kenneth
LUPPI, Ferruccio
MONFERINO, Paolo
MORCHIO, Giuseppe
MURPHY, Michael E.
PROVAN, James L.C.
ROSSO, Jean-Pierre  Chairman

being all of the Directors of CNH GLOBAL N.V. (hereinafter the "Company")

WHEREAS

The Board of Directors of the Company has determined that it is in the best interest of the Company to increase its issued and outstanding share capital through the issuance in a private placement (the "Private Placement") to Fiat S.p.A. and one or more affiliates of Fiat (together, the "Fiat Affiliates") of up to 8,000,000 (eight million) of the Company's automatically convertible Series A preference shares of par value Euro 2.25 per share (the "Series A Preference Shares") in consideration of the retirement of U.S. $2,000,000,000 (two billion) face value principal amount of short term and long term debt (the "Debt") owed by the Company to the Fiat Affiliates, the amounts, maturities and interest rates of which have been negotiated and agreed by the Company's management with the Fiat Affiliates (the "Transaction");

WHEREAS

The Extraordinary General Meeting of Shareholders of the Company, held in Amsterdam on March 27, 2003 has adopted several amendments (the "Amendments") to the Articles of Association of the Company (the "Articles of Association"), including a new Article 3, paragraph 5, pursuant to which the Series A Preference Shares are convertible into common shares subject to the rate of conversion and the further terms and conditions the Board of Directors shall determine;

WHEREAS

The Amendments will become effective on April 1, 2003 by the execution of the notarial deed of amendment;

WHEREAS

The Board of Directors has received an opinion from a reputable independent financial advisor that the Transaction is fair, from a financial point of view, to the Company as a related party transaction (the "Fairness Opinion");

                                DO HEREBY RESOLVE

     DETERMINATION OF TERMS AND CONDITIONS OF THE SERIES A PREFERENCE SHARES

o That the Series A Preference Shares consist of a total of 8,000,000 (eight million) Series A preference shares, of par value Euro 2.25, which are convertible into common shares of the Company, subject to the terms and conditions hereinafter defined;

o That the issuance price (the "Issuance Price") and the liquidation preference value (the "Liquidation Preference") of each Series A Preference Share is U.S. $ 250 (two hundred and fifty) and that any amount in excess of its par value of Euro 2.25 (as it will be determined by the Company's independent auditors) is contributed to a share premium reserve relating to the Series A Preference Shares;

o That the Series A Preference Shares are not redeemable and that they are perpetual;

o That the dividends on the Series A Preference Shares are non-cumulative and, if declared, are payable annually in arrears directly in cash not later than four weeks after either the date of the Annual General Meeting of the shareholders of the Company or such other date in which the shareholders of the Company approve the common share dividend payable in a financial year (corresponding to the calendar year, a "Financial Year") with respect to the prior Financial Year ("Determination Date");

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

o That the annual dividend rate is set at 0.0% upon issuance and for the first two Financial Years (2003 and 2004) and that, with respect to the Financial Year commencing on January 1, 2005 and thereafter, subject to the Company being able to pay dividends out of the distributable reserves as determined pursuant to Article 20 of the Articles of Association, the dividend rate is reset on a cash basis as follows:

     1. The dividend rate to calculate the dividend payable with respect to each Financial Year up to, but not including, the Financial Year in which the Company meets both of the financial performance measures ("Financial Performance Measures") described below, shall be equal to the Prevailing Common Dividend Yield, as defined below, and shall be applied against the Liquidation Preference; for the avoidance of doubt, it is understood that if the Financial Performance Measures are first met in 2006, the dividend rate to calculate the dividend payable with respect to the 2005 Financial Year shall equal the Prevailing Common Dividend Yield, even though such calculation and payment of the applicable dividend shall be made in 2006;

     2. The dividend rate to calculate the dividend payable with respect to each Financial Year from and including the Financial Year in which the Company first meets both of the Financial Performance Measures, shall be equal, always subject to distributable reserves being available, to the Prevailing Common Dividend Yield, plus 150 basis points (1.50%), the sum of which shall be applied against the Liquidation Preference; for the avoidance of doubt, it is understood that if the Financial Performance Measures are first met in 2006, the dividend rate to calculate the dividend payable with respect to 2006 Financial Year (and each Financial Year thereafter) shall equal the Prevailing Common Dividend Yield plus 150 basis points, although such calculation and payment of the applicable dividend shall be made in 2007;

o    That the Prevailing Common Dividend Yield is defined as follows:

     1. For as long as the Company's common shares are listed on any recognized securities exchange in the United States or the Netherlands (a "Recognized Securities Exchange"), the Average Dividend Yield (as defined below) of the common shares for the thirty Trading Days (as defined below) up to and including the Determination Date; or

     2. If the common shares are no longer listed on a Recognized Securities Exchange, as the dividend yield of the common shares as determined in good faith by the Board of Directors of the Company in consultation, if it so wishes, with an independent financial advisor of its election;

o That for purposes of calculating the Prevailing Common Dividend Yield pursuant to point one above, the Average Dividend Yield of the common shares shall mean the amount of dividend per share of the common shares declared by the shareholders of the Company divided by the average of the closing prices per share of the common shares on the Recognized Securities Exchange on which the common shares are listed (which exchange as of the date hereof is the New York Stock Exchange ("NYSE")) for each Trading Day during the period of 30 consecutive Trading Days (as defined below) ending on the Trading Day prior to the Determination Date (e.g., if the dividend declared is 10 cents per share and the average of all of the closing prices per share during the 30 Trading Day period is U.S. $5, the Average Dividend Yield is 2%);

o That the Financial Performance Measures, to be determined by the Company's independent auditors on a U.S. GAAP basis for the relevant Financial Year, consist of two ratios, which both have to be achieved by the Company for the dividend rate to be reset to 1.50% plus the Prevailing Common Dividend Yield, as described above, and that the two ratios are:

     1. Equipment Operations Total Debt/ Equipment Operations EBITDA < 2.5x (is less than two and a half times);

     2. Equipment Operations EBITDA / Equipment Operations Interest Expense (excluding the Series A Preference Shares paid dividend) > 4.0x (is greater than four times);

          where each of the capitalized terms in paragraphs 1 and 2 above are intended with the same definition as set forth in Schedule A-1 hereto;

o That each payment of annual dividends on the Series A Preference Shares may be deferred by the Company for a period not exceeding five consecutive annual periods (so that if, for example, the Company defers a dividend otherwise payable not later than four weeks after the Determination Date in 2006 with respect to Financial Year 2005, such dividend may be paid at any time until not later than four weeks after the Determination Date in 2011), provided however that, as long as the payment of any dividends on the Series A Preference Shares is being deferred, dividends on common shares may not be paid and therefore will also be deferred for the same period;

o That for any Financial Year, other than 2003 and 2004, with respect to which a dividend that would otherwise be payable on the Series A Preference Shares is not declared by the Board and paid in accordance with the terms hereof, no dividend may be declared by the Board and paid on the common shares;

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

o That the Series A Preference Shares will automatically be converted into common shares, at the conversion price of U.S. $ 20.00 per Series A Preference Share (subject to the anti-dilution provisions set forth below) (the "Conversion Price"), if the Market Price as defined below is greater than the Contingent Conversion Price, which is defined (subject to the anti-dilution provisions set forth below) as $ 24.00 at any time through and including December 31, 2006 or $ 21.00 at any time on or after January 1, 2007 ("Contingent Conversion");

o    That the Market Price is defined as follows:

     1. for as long as the Company's common shares are listed on a Recognized Securities Exchange, the average of the closing prices per share of the common shares on such exchange (which exchange as of the date hereof is the NYSE) for each Trading Day during a period of 30 consecutive Trading Days, as defined below, ending on the Trading Day in which the Market Price becomes greater than the Contingent Conversion Price; or,

     2. if the common shares are no longer listed on a Recognized Securities Exchange, the value of one common share as determined in good faith by the Board of Directors of the Company in consultation, if it so wishes, with an independent financial advisor of its election;

o That the effective date of the automatic conversion (the "Effective Conversion Date") is, subject to Article 3, paragraph 7 of the Articles of Association, the first Trading Day immediately following the Trading Day in which the Market Price becomes greater than the Contingent Conversion Price;

o That the Company shall, upon the Trading Day in which the Market Price first exceeds the Contingent Provision Price, promptly inform the holders of the Series A Preference Shares of the effective date of the resulting Contingent Conversion;

o    That a Trading Day is defined as any calendar day other than: (i) Saturday;
     (ii) Sunday; and (iii) any other calendar day in which the Recognized Securities Exchange on which the Company's common shares are listed is not open for trading;

o That the rate of conversion of the Series A Preference Shares is 12.5 newly issued common shares per Series A Preference Share, and an aggregate number of 100,000,000 (one hundred million) common shares (both being subject to adjustment in accordance with the anti-dilution provisions set forth below) shall be newly issued at the time of conversion, pursuant to the procedure set forth in Article 3, paragraphs 6 and 7, of the Articles of Association;

o That the applicable conversion price ("Applicable Conversion Price") shall be subject to adjustment from time to time, as follows:

     1. In case at any time after the date hereof, the Company shall pay or make a dividend or other distribution on its common shares or shall make a dividend or other distribution on any other class of capital stock of the Company which dividend or distribution includes common shares (not being available on an equivalent basis to holders of the Series A Preference Shares), the Applicable Conversion Price in effect at the opening of business on the Trading Day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Applicable Conversion Price by a fraction of which the numerator shall be the number of common shares outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the Trading Day following the date fixed for such determination. For the purposes of this paragraph 1, the number of common shares at any time outstanding shall not include shares held in the treasury of the Company. If any dividend or distribution of the type described in this paragraph 1 is declared but not so paid or made, the Applicable Conversion Price shall again be adjusted to be the Applicable Conversion Price which would then be in effect if such dividend or distribution had not been declared;

     2. In case at any time after the date hereof, the Company shall pay or make a dividend or other distribution on all of its common shares consisting of, or shall otherwise issue to all holders of its common shares, rights, warrants or options (not being available on an equivalent basis to holders of the Series A Preference Shares upon conversion) entitling the holders of its common shares to subscribe for or purchase common shares at a price per share less than the current market price per share (determined as provided in paragraph 8 below) of the common shares on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than pursuant to a dividend reinvestment plan) or convertible securities, the Applicable Conversion Price in effect at the opening of business on the Trading Day following the date fixed for such determination shall be decreased by multiplying such Applicable Conversion Price by a fraction of which the numerator shall be the number of common shares outstanding at the close of business on the date fixed for such determination plus the number of common shares which the aggregate of the offering price of the total number of common shares so offered for subscription or purchase would purchase at such current market price and the denominator shall be

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

          the number of common shares outstanding at the close of business on the date fixed for such determination plus the number of common shares so offered for subscription or purchase, such decrease to become effective immediately after the opening of business on the Trading Day following the date fixed for such determination. For the purposes of this paragraph 2, the number of common shares at any time outstanding shall not include shares held in the treasury of the Company. The Company is not capable of issuing any rights, warrants or options in respect of common shares held in the treasury of the Company. In the event that such rights, warrants or options are not so issued, or that they expire unexercised, the Applicable Conversion Price shall again be adjusted to be the Applicable Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, warrants or options had not been fixed. In determining whether any rights, warrants or options entitle the holders to subscribe for common shares at less than such current market price, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received for such rights, warrants or options. The value of such consideration, if other than cash, shall be determined in the reasonable good faith judgment of the Board of Directors of the Company, whose determination shall be conclusive;

     3. In case at any time after the date hereof, all or any portion of the common shares outstanding shall be subdivided into a greater number of common shares, the Applicable Conversion Price in effect at the opening of business on the Trading Day following the Trading Day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely in case at any time after the date hereof, all or any portion of the common shares outstanding shall each be combined into a smaller number of common shares, the Applicable Conversion Price in effect at the opening of business on the Trading Day following the Trading Day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the Trading Day following the Trading Day upon which such subdivision or combination becomes effective;

     4. In case at any time after the date hereof, the Company shall, by dividend or otherwise, distribute to all holders of its common shares evidences of its indebtedness or assets (including securities, rights, warrants or options, but excluding any rights, warrants, or options referred to in paragraph 2 above) (not being available on an equivalent basis to holders of the Series A Preference Shares), entitling the holders of common shares to subscribe for or purchase common shares at a price per share less than the current market price (as determined in paragraph 8 below), any dividend or distribution paid exclusively in cash, any dividend or distribution referred to in paragraph 1 above and any dividend or distribution upon a merger or consolidation

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

          referred to in paragraph 5 below, the Applicable Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Applicable Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 8 below) of the common shares on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed applicable to one share of common shares and the denominator shall be such current market price per share of the common shares, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. If any dividend or distribution of the type described in this paragraph 4 is declared but not so paid or made, the Applicable Conversion Price shall again be adjusted to the Applicable Conversion Price which would then be in effect if such dividend or distribution had not been declared;

     5. In case at any time after the date hereof, the Company shall, by dividend or otherwise, make a distribution to all holders of its common shares consisting exclusively of cash (excluding any cash that is distributed upon a Merger (as defined below) or as part of a distribution referred to in paragraph 4 above) (not being available on an equivalent basis to holders of the Series A Preference Shares) in an aggregate amount that, combined together with (i) the aggregate amount of any other distributions to all holders of its common shares made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph 5 has been made and (ii) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of consideration payable in respect of any tender offer by the Company or any of its subsidiaries for all or any portion of the common shares concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph 6 below has been made, exceeds 10% of the product of the current market price per common share (determined in accordance with paragraph 8, below) on the date for the determination of holders of common shares entitled to receive such distribution times the number of common shares outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Applicable Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Applicable Conversion Price in effect immediately prior to the close of business in the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (A) the numerator of which shall be equal to the current market price per common share (determined as provided in paragraph 8 below) on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of common shares outstanding on such date for determination and (B) the denominator of which shall be equal to the current market price per common share (determined as provided in paragraph 8 below) on such date for determination. If any dividend or distribution of the type described in this paragraph 5 is declared but not so paid or made, the Applicable Conversion Price shall again be adjusted to the Applicable Conversion Price which would then be in effect if such dividend or distribution had not been declared;

     6. In case a tender or exchange offer made by the Company or any subsidiary for all or any portion of the common shares (not open to holders of the Series A Preference Shares) shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive) that combined together with
          (i) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer, by the Company or any subsidiary of the company for all or any portion of the common shares expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment, pursuant to this paragraph 6 has been made and
          (ii) the aggregate amount of any distributions to all holders of the Company's common shares made exclusively in cash within 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph 5 above has been made, exceeds 10% of the product of the current market price per share of the common shares (determined as provided in paragraph 8 below) as of the last time (the "Expiration Time") tenders or tenders could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of common shares outstanding (including any tendered or exchanged shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Applicable Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Applicable Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (1) the product of (x) the current market price per common share (determined as provided in paragraph 8 below) on the date of the Expiration

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

          Time and (y) the number of common shares outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less
          (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares, and (B) the denominator of which shall be equal to the product of (x) the current market price per share of the common shares (determined as provided in paragraph 8 below) as of the Expiration Time and (y) the number of common shares outstanding (including any tendered or exchanged shares) as of the Expiration Time less the number of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the " Purchased Shares"). In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Applicable Conversion Price shall again be adjusted to be the Applicable Conversion Price which would then be in effect if such tender offer had not been made;

     7. The reclassification of common shares into securities other than common shares (other than any reclassification upon a Merger (as defined below)) shall be deemed to involve (i) a distribution of such securities other than common shares to all holders of common shares (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph 2 above) and (ii) a subdivision or combination, as the case may be, of the number of common shares outstanding immediately prior to such reclassification into the number of common shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective," within the meaning of the paragraph 3 above);

     8. For the purpose of any computation under paragraphs 2, 4, 5, or 6 above, the current market price per common share on any date shall be deemed to be the average of the daily closing prices per share for the five consecutive Trading Days immediately preceding the earlier of the Trading Day in question and the Trading Day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which the common shares trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution;

     9. The Company may make such reductions in the Applicable Conversion Price, in addition to those required by paragraphs 1, 2, 3, 4, 5, 6 and 7 above, as it considers to be advisable to avoid or diminish any income tax to holders of common shares or rights to purchase common shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes;

     10. Notwithstanding the foregoing paragraphs 1-9, no adjustment to the Applicable Conversion Price shall reduce the Applicable Conversion Price below the then par value per share of the common shares, and any such purported adjustment shall instead reduce the Applicable Conversion Price to such par value. The Company hereby covenants not to take any action (following the one-for-five reverse stock split authorized by the amendment to the Articles of Association that will become effective on April 1, 2003): (1) to increase the par value per share of the common shares unless a proportionate adjustment is made to the Series A Preference Shares; or (2) that would or does result in any adjustment in the Applicable Conversion Price that would cause the Applicable Conversion Price to be less than the then par value per share of the common shares;

     11. Notwithstanding the foregoing paragraphs 1-9, no adjustment in the Applicable Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Applicable Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment;

     12. Whenever the Applicable Conversion Price is adjusted as herein provided:

          o the Company shall compute the adjusted conversion price and shall prepare a certificate signed by an officer of the Company setting forth the adjusted Applicable Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall be deposited with the office of the Trade Register where the Company has its seat; and

          o a notice stating that the Applicable Conversion Price has been adjusted and setting forth the adjusted Applicable Conversion Price shall as soon as practicable be mailed by the Company to all registered holders of the Series A Preference Shares at their last addresses as they shall appear upon the register of shareholders of the Company;

     13. In any case in which an adjustment described above shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (x) issuing to the holder of any Series A Preference Shares converted after such record date and before the occurrence of such event the additional common shares issuable upon such conversion by reason of the adjustment required by such event over and above the common shares issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fractional share as described below;

     14. In any instance in which an Applicable Conversion Price is adjusted pursuant to paragraphs 1 through 9, the same adjustment that is made to such Applicable Conversion Price shall be made to the applicable Market Price, and notice of such adjustment to the Market Price shall be included in the notice described in paragraph 12 above;

          o That as the Company is not capable of issuing fractional shares upon conversion of Series A Preference Shares, it shall instead pay a cash adjustment based upon the Market Price of the common shares on the Trading Day immediately preceding the date of conversion;

          o That in the event that the Company shall be a party to any transaction, including without limitation any (i) recapitalization or reclassification of the common shares (other than a change in par value, or as a result of a subdivision or combination of the common shares), (ii) any merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding common shares of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange, pursuant to which the common shares are converted into any other class of capital stock ((i) through (iv) together, a "Merger"), then lawful provision shall be made as part of the terms of such transaction whereby the holder of each Series A Preference Share then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash and other property receivable upon such Merger by a holder of the number of common shares into which such Series A Preference Share might have been converted immediately prior to such Merger;

          o That notwithstanding the foregoing provisions, the issuance of any common shares of the Company pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in common shares under any such plan and the issuance of any common shares or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company, including but not limited to the Company's 401(k) Plan, or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the issue date of the Series A Preference Shares, shall not be deemed to constitute an issuance of common shares or securities exercisable, exchangeable or convertible into common shares by the Company to which any of the adjustment provisions described above applies so long as the size or extent of the plan or plans are customary for plans of the same type relating to corporations similar to the Company;

     o That if any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the greatest absolute value;

     o That with respect to the payment of dividends and amounts payable upon liquidation, the Series A Preference Shares will rank as follows:

          1. Subordinate to all senior and subordinated indebtedness of the Company; and

          2.   Senior to the common shares;

     o That the Company shall not, without the affirmative vote or consent of the holders of a majority of the Series A Preference Shares then outstanding:

          1. Authorize, create (by way of reclassification or otherwise) or issue any other class of capital stock or series of preference shares the terms of which expressly provide that such class or series will rank senior to or on a parity with the Series A Preference Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, or any obligation or security convertible into or evidencing the right to purchase any such class of capital stock or series of preference shares; or

          2. Amend or otherwise alter the Articles of Association, in any manner that adversely affects the rights, privileges and preferences of the Series A Preference Shares described herein or therein;

     o That each Series A Preference Share is entitled to one vote on all matters submitted to the Company's shareholders as required by Dutch law;

     o That the Series A Preference Shares may be listed on any recognized securities exchange, if so required for any reason favorable to the Company or to the holders;

     o That the Series A Preference Shares and the underlying common shares (as defined below) are going to be registrable with the U.S. Securities and Exchange Commission (the "SEC") upon written demand addressed by the holder/s from time to time thereof to the Company and that therefore the Company will enter into a Registration Rights Agreement with the subscriber/s of the Series A Preference Shares concurrently with the closing of the Transaction;

     o That the Series A Preference Shares will be fully and freely transferable by their holder/s in compliance with Article 10 of the Articles of Association, subject to applicable securities laws;

   ISSUANCE OF SERIES A PREFERENCE SHARES AND OF THE UNDERLYING COMMON SHARES

     o That, the Board of Directors having received the Fairness Opinion and being satisfied therewith and subject to the Amendments becoming effective, the Company is hereby authorized to issue up to 8,000,000 (eight million) Series A Preference Shares at the Issuance Price and Liquidation Preference of U.S. $ 250 per Series A Preference Share, in exchange for the retirement of short term and long term debt in the total face value principal amount of U.S. $2,000,000,000 (two billion) owed by the Company to the Fiat Affiliates (the "Debt"), and that when so issued, all such Series A Preference Shares shall be duly and validly issued, fully paid and nonassessable shares;

     o That the right of preference of existing shareholders is hereby excluded in respect of the issuance of the Series A Preference Shares and the underlying common shares (as defined below);

     o That the Company is hereby authorized to issue as many underlying common shares as are to be issued upon automatic conversion of the Series A Preference Shares pursuant to a Contingent Conversion and according to the procedure set forth in Article 3, paragraph 6, of the Articles of Association of the Company ("Underlying Common Shares") and that the conversion date of the Series A Preference Shares shall, subject to Article 3.7 of the Articles of Association, take place on the Effective Date;

     o That the Company is hereby authorized to enter into a Registration Rights Agreement with the Fiat Affiliates whereby the holder/s of the Series A Preference Shares will be entitled (subject to the terms and conditions set forth therein) to request the Company, at the Company's expense, to file four registration statements with respect to the Series A Preference Shares and the Underlying Common Shares with the SEC, and that pursuant to such Registration Rights Agreement the Company is hereby authorized to execute and file with the Commission the above said registration statements (the "Registration Statements") relating to the registration of the Series A

          Preference Shares and the Underlying Common Shares under the U.S. Securities Act of 1933, as amended (the "Securities Act"), through the Directors or Officers of the Company, in the name and on behalf of the Company, together with such exhibits thereto and other documents, as may be necessary or advisable for the purpose of registering the Series A Preference Shares and the Underlying Common Shares under the Securities Act and any amendments thereto and with such changes, additions or deletions as may be approved by the Directors or Officers executing the same, the execution and filing thereof to have been conclusive evidence of such approval;

     o That each Officer and Director that may be required to sign and execute the Registration Statements or any and all amendments thereto (including post-effective amendments) or documents in connection therewith (whether for or on behalf of the Company, or as an Officer or Director of the Company, or otherwise) be, and hereby is, authorized to execute a power of attorney appointing the then Chairman, Chief Executive Officer, Chief Financial Officer, Company Secretary, Assistant Company Secretary, General Counsel and Senior Counsel Corporate Governance, individually and severally, his or her attorneys-in-fact, each with power of substitution, in their names and in their capacities as Directors and/or Officers of the Company, to sign the Registration Statements, any and all amendments (including post-effective amendments) and supplements thereto and documents in connection therewith, any registration statement relating to the Series A Preference Shares and the Underlying Common Shares that is to be effective upon filing pursuant to Rule 462(b) or otherwise under other applicable rules under the Securities Act and any related acceleration requests and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, each of said attorneys to have power to act with or without the other, and to have full power and authority to perform, in the name of and on behalf of each of said Officers and Directors who shall have executed such a power of attorney, every act whatsoever which such attorneys, or any of them, may deem necessary, appropriate or advisable to be done in connection therewith as fully for all intents and purposes as such Officers or Directors could do in person;

     o That upon conversion of the Series A Preference Shares into Underlying Common Shares and upon the issuance thereof in accordance with the procedure provided for in Article 3, paragraphs 5, 6, 7, 8 and 9 of the Articles of Association of the Company, such Underlying Common Shares shall be duly and validly issued, fully paid and nonassessable shares;

     o That the consideration to be received by the Company for the par value of the Series A Preference Shares and, upon conversion, of the Underlying Common Shares, shall constitute stated capital and shall be credited to the Company's stated capital account and the remainder shall be considered share premium and carried to the Company's share premium reserve relating respectively to the Series A Preference Shares and, upon conversion, to the Company's common shares;

     o That each Director, the Chief Financial Officer, the Secretary, the Assistant Secretary, the General Counsel and the Senior Counsel Corporate Governance of the Company be, and each of them hereby is, individually and severally, authorized and directed, in the name and on behalf of the Company to execute certificates evidencing the Series A Preference Shares and at the appropriate time, the Underlying Common Shares, deliver such certificates to the Transfer Agent and Registrar for the Company's shares for its countersignature, if required, and to deliver respectively the certificates evidencing the Series A Preference Shares to the subscribers against the retirement of the Debt as provided for in the Issue and Subscription Agreement between the Company and the Fiat Affiliates, and the certificates evidencing the Underlying Common Shares to the then current holders, and the signature of such Directors and Officers may, but need not, be a facsimile signature imprinted or otherwise reproduced thereon;

     o That the Company reserve such number of Underlying Common Shares (as may be adjusted from time to time pursuant to the anti-dilution provisions set forth above) of its authorized but unissued shares as may be required for issuance;

     o That Roberto Miotto, Senior Vice President, General Counsel and Secretary of the Company and Mark Pacioni, Senior Counsel Corporate Governance and Assistant Secretary of the Company be, and hereby are, individually and severally, appointed as agent for service of process of the Company in connection with the Registration Statements and any and all amendments (including without limitation, post-effective amendments) and supplements thereto, with all powers incident to such appointment;

                                     LISTING

     o That the Officers of the Company be, and each of them hereby is, authorized to execute and cause to be filed a listing application and any amendments thereto for the listing of the Series A Preference Shares and of the Underlying Common Shares on any recognized securities exchange where the Company's other shares are listed or the Company believes it appropriate;

     o That the Officers of the Company be, and each of them hereby is, authorized to appear before the officials or any committee or other similar body of the NYSE or of any other recognized securities exchange to execute such papers and agreements (including, without limitation of the foregoing, the listing agreement), to make such changes in and to execute such amendments to said listing application, to pay such fees to the NYSE or to such other stock exchange such Officer shall deem necessary or advisable to effect such listing and to do or cause to be done all such acts or things in the name and on behalf of the Company as such Officer may deem necessary, advisable or appropriate in order to effect the listing of the Series A Preference Shares and the Underlying Common Shares;


                            "BLUE SKY" AUTHORIZATION

     o That it is desirable and in the best interests of the Company that the Series A Preference Shares and the Underlying Common Shares be qualified or registered for sale under the securities or "blue sky" laws of the various states of the United States; that any Officer of the Company is authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Series A Preference Shares and the Underlying Common Shares as said Officers may deem advisable; that said Officers are authorized to perform on behalf of the Company any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such state and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such Officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers or documents so executed and the action so taken;

     o That the Officers of the Company are authorized and directed to pay any and all expenses and fees arising in connection with the issuance of the Series A Preference Shares and the Underlying Common Shares, the registration of such securities under the securities or "blue sky" laws of the various states and jurisdictions of the United States or otherwise in connection with the offer and sale of such securities, including, without limitation, the reasonable fees and disbursements of the Company's counsel and accountants, filing fees of the SEC and the filing and examination fees under state securities laws, and such other fees and expenses as may be reasonably incurred by the Company for the registration, approval and issuance of the Series A Preference Shares and the Underlying Common Shares under various "blue sky" laws, and such other fees and expenses as may be reasonably incurred by the Company for the registration, approval and sale of the Series A Preference Shares and the

          Underlying Common Shares pursuant to any applicable Registration Statement;

                                  DOCUMENTATION

     o That the Issue and Subscription Agreement and the Registration Rights Agreement, as executed and delivered on behalf of the Company, and any other documents, agreements or certificates as the Fiat Affiliates may reasonably request (hereinafter referred to as the "Closing Agreements") may be entered into with such parties as may be necessary by Jean-Pierre Rosso, Paolo Monferino, Michel Lecomte and Roberto Miotto (each, an "Authorized Officer"), which Closing Agreements shall provide for the issuance of the Series A Preference Shares and the retirement of the Debt, as well as the granting of registration rights upon demand by the holders from time to time of the Series A Preference Shares and the Underlying Common Shares;

     o That each Authorized Officer is hereby authorized to execute and deliver the Closing Agreements for and on behalf of the Company, with such changes therein as shall be approved by such Authorized Officer executing the same, his approval to be evidenced conclusively by his execution and delivery thereof, and that each of the Authorized Officers is hereby authorized and directed to take all steps he deems necessary or proper for the purposes of carrying out the Company's obligations under the Closing Agreements;

     o That each Authorized Officer is hereby authorized and directed to cause to be issued on behalf of the Company the number of Series A Preference Shares to the Fiat Affiliates in exchange for the retirement of the Debt in accordance with the terms of the Issue and Subscription Agreement;

     o That when certificates for the Series A Preference Shares shall have been issued, recorded, countersigned, and registered as provided in this resolution, each Authorized Officer is authorized, empowered and directed, for and in the name and on behalf of the Company, to (i) deliver said certificates to the Fiat Affiliates pursuant to and in accordance with the Issue and Subscription Agreement and (ii) otherwise to execute and deliver such documents and do such other acts as any such Officer may deem necessary or desirable to perform and carry out the obligations of the Company under the Issue and Subscription Agreement;

                                GENERAL AUTHORITY

     o That the Officers of the Company are hereby authorized to take all such actions as they or any of them shall deem necessary or advisable to proceed with the Transaction and the issuance of the Series A Preference Shares including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, the posting of any bonds, and the payment of any fees in such connection, and from time to time to take any and all action to make, execute, verify and file all applications, certificates, documents, or other instruments and to take such other actions as any one or more of them shall deem necessary or advisable or appropriate to carry out the intent and purpose of any and all of the foregoing resolutions; and

     o That all actions taken and things heretofore done by or on behalf of the Company by any of its Officers, whether or not specifically authorized, in connection with the Transaction and the issuance of the Series A Preference Shares be, and they hereby are, in all respects ratified and approved.

Executed this 31th day of March, 2003.


-----------------------                     --------------------------
BRUNO COVA                                  PAOLO MONFERINO



-----------------------                     --------------------------
ALFREDO DIANA                               GIUSEPPE MORCHIO



-----------------------                     --------------------------
EDWARD A. HILER                             MICHAEL E. MURPHY



-----------------------                     --------------------------
KATHERINE M. HUDSON                         JAMES L.C. PROVAN



-----------------------                     --------------------------
KENNETH LIPPER                              JEAN-PIERRE ROSSO



-----------------------
FERRUCCIO LUPPI

                                                                   Schedule A-1

                                   DEFINITIONS

As used in the CNH Global N.V. Resolution of the Board of Directors, dated March 31, 2003, setting forth the terms of the Series A Preference Shares, the following terms shall have the meanings for the relevant financial period as set forth below:

"Equipment Operations Total Debt" shall mean debt of the Company's Equipment Operations excluding (i) intersegment notes receivables and (ii) cash and cash equivalents.

"Equipment Operations EBITDA" shall mean net income of the Company's Equipment Operations excluding (i) net interest expense, (ii) income tax provision (benefit), (iii) depreciation and amortization and (v) restructuring costs.

"Equipment Operations Interest Expense" shall mean interest expense of the Company's Equipment Operations, inclusive of wholesale interest compensation to the Company's Financial Services segment, less intersegment notes receivables and finance and interest income.

The foregoing measures and all components thereof shall be calculated in accordance with U.S. generally accepted accounting principles ("GAAP").

                                                                         ANNEX B

       2nd Closing (4th April 2003 - value 8th April 2003)
        $/euro Exchange rate                     1.07020
        pound/euro Exchange rate 0.68440
        $/pound Cross rate 1.56634

                                                              of which FIAT SpA (74%)                of which SICIND SpA (26%)

-----------------------------------------------------------------------------------------------------------------------------------
  Loan Principal     Loan Principal    Interest   Current     Loan Principal   Loan Principal        Loan Principal  Loan Principal
                      US$ Equivalent    Rate    Maturity                     US$ Equivalent                          US$ Equivalent
                                         (%)
-----------------------------------------------------------------------------------------------------------------------------------
    $515,100,000.00    $515,100,000.00    2.295  8-Apr-03     $381,174,000.00  $381,174,000.00       $133,926,000.00 $133,926,000.00
-----------------------------------------------------------------------------------------------------------------------------------
    $ 58,730,000.00    $ 58,730,000.00   2.3375  8-Apr-03     $ 43,460,200.00   $43,460,200.00        $15,269,800.00  $15,269,800.00
-----------------------------------------------------------------------------------------------------------------------------------
    $ 50,000,000.00    $ 50,000,000.00    2.28   8-Apr-03     $ 37,000,000.00   $37,000,000.00        $13,000,000.00  $13,000,000.00
-----------------------------------------------------------------------------------------------------------------------------------
pound 80,000,000.00    $125,307,200.00  4.44594  8-Apr-03  pound59,200,000.00   $92,727,328.00   pound 20,800,000.00  $32,579,872.00
-----------------------------------------------------------------------------------------------------------------------------------
 euro 47,446,641.72    $ 50,862,800.00   3.593   8-Apr-03 euro$ 35,110,514.92   $37,638,472.00    euro 12,336,126.87 $ 13,224,328.00
-----------------------------------------------------------------------------------------------------------------------------------
 total USD             $800,000,000.00                      total USD          $592,000,000.00    total USD          $208,000,000.00
-----------------------------------------------            -----------------------------------    ---------------------------------
 equal to EUR       euro746,268,656.72                      equal to EUR    euro552,238,805.97    equal to EUR    euro194,029,850.75
-----------------------------------------------            -----------------------------------    ---------------------------------
 N. of Shares                3,200,000                      N. of Shares             2,368,000    N. of Shares               832,000
-----------------------------------------------            -----------------------------------    ---------------------------------
